EXHIBIT 99.13
PRESS RELEASE
Scripps reports third-quarter results

For immediate release	(NYSE: SSP)
November 2, 2010
CINCINNATI — The E.W. Scripps Company reported operating results for the third quarter of 2010 that included significantly improved year-over-year top- and bottom-line performance in the television division, and the continued moderation of declines in newspaper revenue.
Consolidated revenues from continuing operations were $184 million, an increase of 8.6 percent from $169 million in the year-ago quarter.
Total expenses were $172 million, an increase of 4.1 percent compared with the same period in 2009. Flat expenses in the newspaper division were offset by cost increases in the television division, primarily caused by an accrual for network programming expenses. Pre-tax restructuring costs, largely for the efforts in the newspaper division to centralize certain functions, totaled $3.2 million, compared with $1.2 million in the year-ago quarter. Excluding restructuring costs in both periods, expenses rose 2.9 percent.
In the third quarter of 2010, the company reported a loss from continuing operations before income taxes of $34,000 compared with a loss of $6.9 million in the 2009 quarter. Income from continuing operations, net of tax was $5.4 million, or 8 cents per share, in the 2010 quarter, compared with a loss from continuing operations of $5.7 million, or 11 cents per share, in the 2009 quarter. The tax benefit in 2010 was affected by an adjustment to the company’s estimated reserve for uncertain tax positions based upon the settlement of the examinations of certain state and local tax returns.
On April 27, 2010, Scripps announced that it had signed an agreement to sell its character licensing business, United Media Licensing, to Iconix Brand Group for $175 million in cash. The sale closed on June 3, 2010. Operating results and the after-tax gain on the sale of the licensing business now are reported as discontinued operations for all periods presented.
“The flow of advertising dollars back into local television continues at an encouraging pace, attracted in part by our commitment to delivering larger and more engaged audiences through a determined focus on high-quality local news content,” said Rich Boehne, Scripps president and CEO. “Many of our key television advertising categories have bounced back to pre-2009 levels.”
“The reorganization of our newspapers operations has yielded benefits across the board and moves us closer to a long-term sustainable model. Advertising revenue declines, while moderating, remain stubborn and particularly challenging due to our exposure to the Florida and California economies. We’ve taken advantage of this period to reposition our operations there so we can benefit when those long-term growth areas stabilize and recover.

“Scripps also benefits from a strong balance sheet and, therefore, the opportunity to make strategic investments when opportunities arise in this challenging period,” Boehne said. “We recently announced our intention to do just that by buying in some of our own stock — investing in the assets and opportunities we know best across the current Scripps portfolio.”
Third-quarter results by segment are as follows:
Television
Reflecting the benefit of political advertising in even-numbered years, revenue from the company’s television stations was $78.5 million in the third quarter, an increase of 31 percent over the third quarter of 2009. The 2010 figure was 2.0 percent higher than the $76.9 million in revenue reported in the third quarter of the presidential election year of 2008.
Advertising revenue broken down by category was:
•	Local, up 4.7 percent to $37.6 million

•	National, up 25 percent to $20.1 million

•	Political was $14.8 million, compared with $1.7 million in the 2009 quarter
The increase in revenue from local and national advertisers was largely attributable to improved spending by automotive advertisers. In the third quarter, that category rose 70 percent despite displacement caused by the surge in political ads.
Sales were strong throughout the quarter, with year-over-year revenue increases of 25 percent in July and more than 30 percent in August and September.
Network compensation was less than $100,000, compared with $1.9 million in the third quarter of 2009. The company’s affiliation agreements with ABC, which include six Scripps stations, expired on January 31, 2010. The Scripps stations have continued to operate as ABC affiliates under short-term extensions while Scripps and ABC negotiate a new long-term affiliation agreement.
Revenue from retransmission consent agreements increased 66 percent in the quarter to $3.0 million, and online revenue increased 35 percent to $2.0 million.
Year-over-year segment expenses for the TV station group increased 7.3 percent to $60.9 million in the third quarter. Most of the increase was due to an accrual for a new network affiliation agreement with ABC. Year-over-year employee costs were essentially flat compared with the year-ago quarter.
The television division reported segment profit of $17.7 million in the third quarter, compared with a segment profit of $3.1 million in the 2009 quarter. (See Note 2 in the attached financial statements for a definition of segment profit.)

Newspapers
Year-over-year revenue from Scripps newspapers declined 3.8 percent to $100 million in the third quarter. Advertising revenue was down 6.8 percent to $68.3 million. Both figures reflect an improvement in the rate of decline from the second quarter of 2010, when total revenues declined 4.0 percent and ad revenues were down 7.7 percent, year over year.
Advertising revenue broken down by category was:
•	Local, down 10 percent to $19.3 million

•	Classified, down 6.6 percent to $20.8 million

•	National, down 11 percent to $4.4 million

•	Preprint and other, down 2.7 percent to $16.8 million

•	Online pure-play, up 7.0 percent; total online (including print upsells), down 4.2 percent, to $7.0 million
Within the classified advertising category, real estate remained weak due to the company’s heavy exposure in California and Florida, but automotive was up in the third quarter, and help wanted rose at a percentage rate in the mid-teens.
Reported circulation revenue in the third quarter was $28.8 million, a 5.4 percent increase compared to the year-ago period. A change in the nature of the business relationship between the company and certain newspaper distributors in select markets caused the increase in circulation revenue. The company has completed a transition to pay most independent distributors on a per-unit basis, recording circulation revenue after the transition at a higher retail basis and recording the per-unit delivery cost as distribution expense. Excluding the effects of that change, which does not affect segment profit, circulation revenue in the third quarter would have been down 1.0 percent.
Employee costs in the third quarter were 4.0 percent lower than in the year-ago period due to a reduction in the number of employees. The number of full-time equivalent employees at Scripps newspapers was 7.2 percent lower than a year ago.
Despite a 9.0 percent decrease in newsprint usage, the expense for newsprint and press supplies in the third quarter rose 11 percent due to a 30 percent increase in the price of newsprint.
Total segment expenses for Scripps newspapers were up slightly to $93.8 million, compared with $93.5 million in the prior-year period.
Third-quarter segment profit in the newspaper division was $6.6 million, compared with segment profit of $10.9 million in the third quarter of 2009.
Syndication and other
The “syndication and other” category of the company’s financial statements includes the performance of United Media’s remaining syndication business and a number of smaller entities. Revenue from those operations were down 4.9 percent in the third quarter to $4.7 million, and the segment loss was $1.1 million, compared with a segment loss of $537,000 in the 2009 quarter.

Financial condition
Scripps had essentially no long-term debt at the end of the third quarter, while cash, cash equivalents and short-term investments totaled $194 million.
The company’s cash position was strengthened during the quarter by the receipt of tax refunds of $59 million after carrying back losses generated in 2009 to income and taxes paid in prior years. The company expects to make estimated payments toward its 2010 tax liability of $15 million to $20 million in the fourth quarter.
On October 25, 2010, the company announced it had amended its secured revolving credit agreement to provide Scripps with the flexibility to return capital to shareholders and/or invest in acquisitions up to a combined total of $200 million. The amendment also lowered the amount of the facility from $150 million to $100 million, and reduced the commitment fees on the unused portion of the revolver.
Also in October, the board of directors authorized the repurchase of up to $75 million of the company’s Class A Common Stock. The authorization expires at the end of 2012.
Year-to-date results
Revenue from continuing operations through the first nine months of the year was $557 million, an increase of 3.9 percent from $536 million in the prior-year period.
Scripps reported income from continuing operations, net of tax, of $5.2 million, or 8 cents per share, in the first nine months of the year, compared with a loss from continuing operations, net of tax, of $211 million, or $3.93 per share, in the same period a year ago.
The 2010 figures include after-tax restructuring charges totaling $6.3 million, or 10 cents per share, for the rationalization of functions and centralization of processes in its newspaper division and the consolidation of certain functions at its television stations. The 2009 figures include non-recurring items that, net of taxes, totaled $195 million, or $3.62 per share. Those items include an impairment charge to write down the carrying value of goodwill and other intangible assets at the Scripps television stations, restructuring charges, and a non-cash curtailment charge related to the company’s decision to freeze its pension plan on June 30, 2009.
Including the results of discontinued operations and the gain on the sale of the licensing business, Scripps reported net income of $105 million, or $1.64 per share, in the first nine months of the year, compared with a net loss of $222 million, or $4.13 per share, in the year-ago period.
Looking ahead
At this point, management believes the business trends reported in the third quarter of 2010 will continue into the final three months of the year. In the fourth quarter, the year-over-year growth in television ad revenues is expected to be 35 to 40 percent, including $28 million in political advertising. The newspaper division is expected to continue experiencing a slight moderation in the decline of ad revenues.
During the fourth quarter, total newspaper expenses are expected to increase at a percentage rate in the low single digits, driven mostly by increases in the cost of newsprint. Total television expenses are expected to increase at a percentage rate in the high single digits compared with the fourth quarter of 2009.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9 a.m. Eastern today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-230-1766 (U.S.) or 1-612-332-0636 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“third quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. Eastern Nov. 2 until 11:59 p.m. Eastern Nov. 9. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 173557.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page 11 of its 2009 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse, 132-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and syndication of news features and comics. The company’s portfolio of locally focused media properties includes: 10 TV stations (six ABC affiliates, three NBC affiliates and one independent); daily and community newspapers in 13 markets; the Washington, D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the syndicator of Peanuts, Dilbert and approximately 150 other features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

PRESS RELEASE NARRATIVE
THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands, except per share data)	2010	2009	Change	2010	2009	Change

Operating revenues	$183,587	$169,073	8.6%	$556,652	$535,919	3.9%
Costs and expenses, excluding restructuring costs	(168,464)	(163,717)	2.9%	(508,532)	(524,554)	(3.1)%
Restructuring costs	(3,206)	(1,221)		(10,269)	(4,155)
Depreciation and amortization	(10,724)	(10,744)		(33,920)	(32,930)
Impairment of goodwill and indefinite-lived assets	—	—		—	(216,413)
Gains (losses), net on disposal of property, plant and equipment	(525)	130		(1,260)	(227)

Operating income (loss)	668	(6,479)		2,671	(242,360)
Interest expense	(741)	(1,149)		(2,434)	(1,558)
Miscellaneous, net	39	702		950	(319)

Income (loss) from continuing operations before income taxes	(34)	(6,926)		1,187	(244,237)
Benefit (provision) for income taxes	5,459	1,235		4,021	32,942

Income (loss) from continuing operations, net of tax	5,425	(5,691)		5,208	(211,295)
Income (loss) from discontinued operations, net of tax	820	2,430		99,664	(10,560)

Net income (loss)	6,245	(3,261)		104,872	(221,855)
Net income (loss) attributable to noncontrolling interests	—	—		—	(147)

Net income (loss) attributable to the shareholders of
The E.W. Scripps Company	$6,245	$(3,261)		$104,872	$(221,708)

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.08	$(0.11)		$0.08	$(3.93)
Income (loss) from discontinued operations	.01	0.05		1.56	(0.20)

Net income (loss) per basic share of common stock	$0.10	$(0.06)		$1.64	$(4.13)

Weighted average basic shares outstanding	57,435	53,986		56,512	53,734

Net income (loss) per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. OTHER CHARGES AND CREDITS
Income (loss) from continuing operations before income tax was affected by the following:
2010 — Restructuring costs include the costs to restructure our newspaper and television operations. These costs before taxes were $3.2 million in the third quarter and $10.3 million year-to-date.
2009 — Restructuring costs include the costs to restructure our operations and to install separate information systems as well as other costs related to affect the spin-off of SNI. These costs before taxes were $1.2 million in the third quarter and $4.2 million year-to-date.
In the first quarter we recorded a $215 million, non-cash charge to reduce the carrying value of our goodwill for our Television division.
We also recorded a $1 million non-cash charge to reduce the carrying value of the FCC license for our Lawrence, Kansas, television station.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
Our television business segment includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
The accounting policies of each of our business segments are those described in Note 1 in our Annual Report on Form 10-K for the year ended December 31, 2009.
We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Newspapers	$100,416	$104,397	(3.8)%	$321,016	$338,031	(5.0)%
Television	78,515	59,782	31.3%	220,164	181,286	21.4%
Syndication and other	4,656	4,894	(4.9)%	15,472	16,602	(6.8)%

Total operating revenues	$183,587	$169,073	8.6%	$556,652	$535,919	3.9%

Segment profit (loss):
Newspapers	$6,645	$10,875		$37,775	$29,252
JOAs and newspaper partnerships	—	—		—	(211)
Television	17,658	3,057		37,611	5,493
Syndication and other	(1,072)	(537)		(2,371)	(1,355)
Corporate and shared services	(8,108)	(8,039)		(24,895)	(22,025)

Depreciation and amortization	(10,724)	(10,744)		(33,920)	(32,930)
Impairment of goodwill and indefinite-lived assets	—	—		—	(216,413)
Gains (losses), net on disposal of property, plant and equipment	(525)	130		(1,260)	(227)
Interest expense	(741)	(1,149)		(2,434)	(1,558)
Restructuring costs	(3,206)	(1,221)		(10,269)	(4,155)
Miscellaneous, net	39	702		950	(108)

Income (loss) from continuing operations before income taxes	$(34)	$(6,926)		$1,187	$(244,237)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009

Depreciation:
Newspapers	$6,099	$5,715	$19,251	$17,026
Television	4,083	4,305	12,790	13,399
Syndication and other	86	149	371	464
Corporate and shared services	117	193	469	556

Total depreciation	$10,385	$10,362	$32,881	$31,445

Amortization of intangibles:
Newspapers	$243	$297	$756	$1,234
Television	96	85	283	251

Total amortization of intangibles	$339	$382	$1,039	$1,485

The following is segment operating revenue for newspapers:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Local	$19,254	$21,490	(10.4)%	$64,718	$71,656	(9.7)%
Classified	20,836	22,312	(6.6)%	64,743	73,096	(11.4)%
National	4,414	4,937	(10.6)%	13,976	15,953	(12.4)%
Online	6,970	7,278	(4.2)%	20,623	21,928	(6.0)%
Preprint and other	16,799	17,263	(2.7)%	52,688	55,810	(5.6)%

Newspaper advertising	68,273	73,280	(6.8)%	216,748	238,443	(9.1)%
Circulation	28,780	27,309	5.4%	90,622	86,511	4.8%
Other	3,363	3,808	(11.7)%	13,646	13,077	4.4%

Total operating revenues	$100,416	$104,397	(3.8)%	$321,016	$338,031	(5.0)%

The following is segment operating revenue for television:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Local	$37,638	$35,955	4.7%	$119,672	$108,925	9.9%
National	20,099	16,064	25.1%	62,524	51,328	21.8%
Political	14,775	1,651		20,001	2,161
Network compensation	68	1,927	(96.5)%	1,061	5,926	(82.1)%
Other	5,935	4,185	41.8%	16,906	12,946	30.6%

Total operating revenues	$78,515	$59,782	31.3%	$220,164	$181,286	21.4%

3. CONDENSED CONSOLIDATED BALANCE SHEETS
The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	September 30,	December 31,
(in thousands)	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$169,488	$7,681
Short-term investments	24,599	12,180
Other current assets	152,289	213,366
Assets of discontinued operations	—	24,948

Total current assets	346,376	258,175

Investments	10,469	10,660
Property, plant and equipment	392,132	417,745
Other intangible assets	23,444	23,635
Deferred income taxes	33,391	57,132
Other long-term assets	12,544	13,176
Assets of discontinued operations	—	5,825

TOTAL ASSETS	$818,356	$786,348

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$30,500	$25,172
Customer deposits and unearned revenue	30,720	26,773
Accrued expenses and other current liabilities	88,330	58,953
Liabilities of discontinued operations	—	24,362

Total current liabilities	149,550	135,260

Long-term debt	893	35,916
Other liabilities (less current portion)	114,586	181,552
Liabilities of discontinued operations	—	369
Total equity	553,327	433,251

TOTAL LIABILITIES AND EQUITY	$818,356	$786,348

4. EARNINGS PER SHARE (“EPS”)
Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009

Numerator (for basic earnings per share)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$6,245	$(3,261)	$104,872	$(221,708)
Less income allocated to unvested restricted stock and RSUs	(649)	—	(12,261)	—

Numerator for basic earnings per share	$5,596	$(3,261)	$92,611	$(221,708)

Denominator

Basic weighted-average shares outstanding	57,435	53,986	56,512	53,734
Effective of dilutive securities:
Stock options held by employees and directors	67	—	129	—

Diluted weighted-average shares outstanding	57,502	53,986	56,641	53,734